JPMorgan Chase Bank, National Association

P.O. Box 161

60	Victoria Embankment

London EC4Y 0JP

England

June 23, 2006

To: Group 1 Automotive, Inc.
950 Echo Lane, Suite 100 Houston, TX 77024 Attention: Kim Craig Telephone No.:	(713) 647-5742
Facsimile No.:	(713) 647-5858

Re: Warrants Transaction Amendment

The purpose of this letter agreement (the “Amendment”) is to amend the terms and conditions of the Transaction (the “Transaction”) entered into between JPMorgan Chase Bank, National Association, London Branch (“JPMorgan”) and Group 1 Automotive, Inc., (the “Company”) pursuant to a letter agreement (the “Confirmation”) dated June 20, 2006, pursuant to which JPMorgan has purchased from the Company a Number of Warrants equal to 1,682,670. This Amendment relates to, and sets forth the terms of, the purchase by JPMorgan from the Company of an additional Number of Warrants (the “Additional Number of Warrants”).

Upon the effectiveness of this Amendment to the Confirmation, all references to “Number of Warrants” and “Transaction” in the Confirmation, as amended, will include the Additional Number of Warrants purchased by Company pursuant to the terms set forth below and, except to the extent specified below, all other provisions of the Confirmation shall apply to the Additional Number of Warrants as if such Additional Number of Warrants were originally subject to Confirmation. Capitalized terms used herein without definition shall have the meanings assigned to them in the Confirmation.

The terms relating to the purchase of the Additional Number of Warrants are as follows:

1. The “Trade Date” with respect to the Additional Number of Warrants will be June 23, 2006 .

2. The “Number of Warrants” for the Transaction will be “1,935,071” reflecting an addition of 252,401 Additional Number of Warrants.

3. The “Maximum Number of Warrants” for the Transaction will be “1,935,071” reflecting an addition of 252,401 Additional Number of Warrants.

4. The “Maximum Amount,” as defined in Section 9(p), will be “3,870,142.”

5. The “Premium” for the Transaction will be $32,220,500 reflecting an increase of the premium payable by JPMorgan to the Company in the amount of $4,366,500 for to the Additional Number of Warrants.

6. The “Premium Payment Date” with respect to the premium for the Additional Number of Warrants will be June 26, 2006.

7. The Company hereby repeats the representations, warranties and agreements contained in the Confirmation with respect to the Amendment or with respect to the Confirmation, as amended by the Amendment, as the context requires.

8. Except as amended hereby, all the terms of the Transaction and provisions in the Confirmation shall remain and continue in full force and effect and are hereby confirmed in all respects.

9. This Amendment may be signed in any number of counterparts, each of which shall be an original, with the same effect as if all of the signatures thereto and hereto were upon the same instrument.

10. The provisions of this Amendment shall be governed by the New York law (without reference to choice of law doctrine).

11. The Company represents that, except as disclosed in writing by the Company to JPMorgan or as described in the prospectus relating to the Convertible Notes, neither it nor any of its affiliates has purchased any Shares in purchases of blocks (as contemplated by Rule 10b-18 under the Exchange Act) during each of the four calendar weeks preceding the date hereof. The Company further covenants and agrees that neither it or any of its affiliates will purchase any Shares prior to the Closing Date (or the Early Unwind Date if the Closing Date does not occur prior to the Early Unwind Date).

Please confirm that the foregoing correctly sets forth the terms of our agreement by executing this Amendment and returning it to EDG Confirmation Group, J.P. Morgan Securities Inc., 277 Park Avenue, 11th Floor, New York, NY 10172-3401, or by fax on 212 622 8519.

Very truly yours,

J.P. Morgan Securities Inc., as agent for JPMorgan Chase Bank, National Association

By: /s/ Sudheer Tegulapalle

Authorized Signatory

Name: Sudheer Tegulapalle

Accepted and confirmed

as of the Trade Date:

GROUP 1 AUTOMOTIVE, INC.

By: /s/ Jeffrey Cameron

Authorized Signatory

Name: Jeffrey Cameron